Exhibit 10.2

January 20, 2026

Robert Steinberg

c/o Nathan's Famous, Inc.

One Jericho Plaza

Jericho, New York 11752

Re: Retention Bonus

Dear Mr. Steinberg:

As you know, Nathan's Famous, Inc. (the “Company”) is entering into a Merger Agreement on or around the date hereof with Smithfield Foods, Inc. and Boardwalk Merger Sub Inc. (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Smithfield Foods, Inc. (the “Merger Transaction”). We consider your continued service and dedication to the Company to be essential to the Company’s ongoing success and to the consummation of the Merger Transaction in accordance with the terms of the Merger Agreement.

To incentivize you to remain employed with the Company though and until the consummation of the Merger Transaction (“Closing”), we are offering you a retention bonus in the amount of $1,050,000.00, less all applicable withholdings and deductions required by law (the “Retention Bonus”). You will receive the Retention Bonus if (1) you are actively employed by the Company or a subsidiary at Closing and you have not given notice of your intent to resign from employment on or before Closing or (2) your employment is terminated by the Company for any reason and Closing later occurs. If you are eligible to receive the Retention Bonus, it will be paid to you in one lump sum cash payment on the first scheduled payroll date on or after Closing. If the Merger Agreement is terminated and Closing does not occur, this letter agreement shall be null and void ab initio and you shall receive no Retention Bonus.

Your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

Notwithstanding any other provision of this letter agreement, in the event that any payment or benefit received or to be received by you (whether pursuant to the terms of this letter agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) constitute “parachute payments” within the meaning of Section 280G of the of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such Total Benefits shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus. This letter agreement may not be amended or modified unless in writing signed by both the Company and you.

You acknowledge that during the negotiation of this letter agreement, you have retained or have been advised to retain counsel of your choosing who has provided or will provide advice to you in connection with your decision to enter into this letter agreement. You acknowledge that the Company’s outside legal counsel have represented only the Company in connection with the negotiation, drafting, and entering into of this letter agreement and that you have not been provided nor have you relied upon any legal advice from the Company’s outside legal counsel.

This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Very truly yours,

NATHAN'S FAMOUS, INC.

By:	/s/ Eric Gatoff
Name:	Eric Gatoff
Title:	Chief Executive Officer

Agreed to and accepted by:

/s/ Robert Steinberg
Name: Robert Steinberg